UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2007

Rio Vista Energy Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1313 E. Alton Gloor Blvd., Suite J Brownsville, Texas	78526
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (956) 831-0886

Inapplicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 27, 2007, Rio Vista Operating Partnership L.P. (“RVOP”), a wholly-owned subsidiary of Rio Vista Energy Partners L.P. (“Rio Vista”), and RVOP’s wholly-owned subsidiary, Penn Octane International, LLC, entered into a definitive Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with a wholly-owned subsidiary (TMOC Corp.) and two affiliates (TLP MEX L.L.C. and RAZORBACK L.L.C.) of TransMontaigne Partners L.P. (collectively, “TLP”) regarding TLP’s acquisition of RVOP’s remaining liquefied petroleum gas (“LPG”) assets. The Purchase and Sale Agreement is effective as of December 26, 2007. The Purchase and Sale Agreement was executed pursuant to the letter of intent between RVOP and TLP dated September 12, 2007 and amended December 4, 2007.

Pursuant to the Purchase and Sale Agreement, subject to its terms and conditions, TLP has agreed purchase from RVOP: (a) the United States portion of the two pipelines from the Brownsville, Texas terminal owned by TLP to the United States border (the “US Pipelines”) with all associated rights-of-way and easements (the “US Easements”); (b) all of the outstanding equity interests of Penn Octane de Mexico, S. de R.L. de C.V. (“POM”), which holds the Mexican energy regulatory commission (CRE) permit, and Termatsal, S. de R.L. de C.V. (“Termatsal”), which owns the portion of the two pipelines that extend from the US border to Matamoros, Mexico (the “Mexican Pipelines”); and (c) all of RVOP’s rights for indirect control of Tergas, S. de R.L. de C.V. (“Tergas”), which owns the Matamoros, Mexico terminal site (the “Mexican Terminal”). POM and Termatsal are 100% owned subsidiaries of RVOP and Tergas is an affiliate of RVOP, and each of the three companies (collectively, the “Included Subsidiaries”) is organized under the laws of Mexico. The US Pipelines, the US Easements, the Included Subsidiaries, the Mexican Pipelines and the Mexican Terminal, are collectively referred to as the “LPG Assets.”

The total purchase price for the LPG Assets is $10,825,000, subject to adjustment as provided in the Purchase and Sale Agreement. TLP has previously paid to RVOP deposits totaling $8,000,000 (the “Deposits”) which will be credited to the purchase price at closing. The remaining $2,825,000 will be paid at closing, subject to adjustments and less a holdback of $500,000 as security for RVOP’s indemnification obligations under the Purchase and Sale Agreement. In addition, RVOP’s existing $1,000,000 promissory note (the “Existing Loan”) payable to TransMontaigne Product Services Inc. (“TPSI”), an affiliate of TLP, will be paid from the proceeds at closing. Prior to the execution of the Purchase and Sale Agreement, and until the closing, RVOP provided LPG transportation services to TLP or its affiliates under the terms of an LPG Transportation Agreement with TPSI.

Under the terms of the Purchase and Sale Agreement, if closing does not occur for any reason, RVOP has agreed to reimburse TLP for the Deposits and pay the amount outstanding under the Existing Loan, including accrued interest. If closing does not occur on or before December 31, 2007, RVOP may offset the amounts due pursuant to the Deposits and the Existing Loan in an amount equal to $0.0120 per gallon in transportation and terminaling fees that TLP or its affiliates have incurred, but not paid to RVOP, subsequent to September 12, 2007.

Item 1.02. Termination of a Material Definitive Agreement.

On December 31, 2007, RVOP completed the sale of the LPG Assets to TLP pursuant to the Purchase and Sale Agreement as described in Item 1.01 of this report. In connection with the sale of the LPG Assets to TLP, RVOP and TPSI agreed to terminate the LPG Transportation Agreement (“LPG Transportation Agreement”) and the U.S. Pipeline Service & Operating Agreement (“Pipeline Service Agreement”) by and between RVOP, Penn Octane International, LLC and TPSI as of such closing date. Pursuant to the LPG Transportation Agreement, TPSI had agreed to exclusively use the LPG Assets and the services of Rio Vista on a fee basis for purposes of transportation of LPG to be delivered into northeastern Mexico and/or LPG sold pursuant to the agreement between TPSI and PMI Trading Ltd. Pursuant to the Pipeline Service Agreement, TPSI had agreed to provide routine and non-routine operation and maintenance services for the US Pipelines.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 31, 2007, RVOP completed the sale of the LPG Assets to TLP pursuant to the Purchase and Sale Agreement as described in Item 1.01 of this report. The LPG Assets consist of the US Pipelines, the US Easements, the Included Subsidiaries, the Mexican Pipelines and the Mexican Terminal. RVOP received approximately $8.0 million in cash, including the Deposits, following adjustments and payments provided in the Purchase and Sale Agreement, including payment of the Restated and Amended Promissory Note dated September 12, 2007 in the principal amount of $1,000,000 payable to TPSI. The amount of such consideration was determined under the Purchase and Sale Agreement following arms length negotiation between the parties, including a review of the replacement cost of the Assets. Prior to the execution of the Purchase and Sale Agreement, and until the closing, RVOP provided LPG transportation services to TLP or its affiliates under the terms of an LPG Transportation Agreement with TPSI.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

The following exhibits are filed with this report:

2.1
Purchase and Sale Agreement dated as of December 26, 2007 by and between Rio Vista Operating Partnership L.P., Penn Octane International, LLC, TMOC Corp., TLP MEX L.L.C. and RAZORBACK L.L.C. All schedules described in this exhibit have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

By:	Rio Vista GP LLC, its General Partner

	By:	/s/ Ian T. Bothwell

	Name:	Ian T. Bothwell
	Title:	Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Executive, Financial and Accounting Officer)

Date: January 3, 2008

EXHIBIT INDEX

Exhibit No.	Description

2.1
Purchase and Sale Agreement dated as of December 26, 2007 by and between Rio Vista Operating Partnership L.P., Penn Octane International, LLC, TMOC Corp., TLP MEX L.L.C. and RAZORBACK L.L.C. All schedules described in this exhibit have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

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